UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ACETO CORPORATION
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Dear Fellow Shareholders:

On behalf of the Board of Directors and our 243 employees located in nine different countries, I am pleased to present to you our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and the associated corporate proxy statement.

This marks the third time I have been privileged to write directly to you, our shareholders, via an annual letter. The changes, accomplishments and results we have communicated in the recent past have resulted in a steady improvement in our growth in both earnings and revenues. Adjusting for one-time special charges, which are sometimes necessary to position the Company for the future, our earnings per share and sales have grown steadily to a record $412 million in the fiscal year ended June 30, 2011.

Adjusted 3 Year Selected Financial Data
(in millions, except per share amounts)	2011	2010	2009
Net Sales	$412.4	$346.6	$322.6
EBITDA*	$ 24.7	$ 18.1	$ 14.0
Earnings Per Share (non-GAAP)*	$ 0.47	$ 0.39	$ 0.35
Cash Dividends Per Share	$ 0.20	$ 0.20	$ 0.20
*A reconciliation to the most directly comparable US GAAP measure is provided on the internet at www.aceto.com

In each of our business segments, our core strategy focuses on expanding our product offerings by partnering with manufacturing sources to distribute products both domestically and internationally. This year we added an additional platform for growth in our Health Sciences segment with the December 31, 2010 acquisition of the assets of Rising Pharmaceuticals Inc. (“Rising”), a finished dosage form generic drug marketing and distribution company. Finished dosage form products generally carry higher gross profit margins than our historic product lines and we are excited about the opportunities for growth which we believe will result from the combination of Aceto’s inherent core business competencies of sourcing, regulatory support and quality assurance, and this new platform.

I am pleased to report that each of our three business segments contributed to our reported growth and financial results with our team working together in a dedicated and diligent manner.

FINANCIAL RESULTS

For the year ended June 30, 2011, net sales reached a record level of $412.4 million, a 19% increase from the $346.6 million for the 2010 fiscal year. Gross profit for fiscal 2011 was $65.8 million, an increase of 21.6% from $54.2 million in fiscal 2010. Net income was $9.0 million or $0.34 per diluted share, compared to $6.6 million or $0.26 per diluted share in fiscal 2010. As mentioned above, both the fiscal 2011 and fiscal 2010 results were negatively impacted by one-time charges. The fiscal 2011 period was impacted by costs relating to the acquisition of the assets of Rising and the fiscal 2010 period was impacted by costs relating to various restructuring one-time charges. Adjusting for the one-time charges, we would have reported $12.3 million or $0.47 per share for fiscal 2011 compared to $9.7 million or $0.39 per share for fiscal 2010.

A LOOK AHEAD

Our strategic vision necessarily starts with a brief update on two prior initiatives that had inflection points in fiscal 2011. First, as noted in our June 15, 2011 letter to shareholders, our future participation in the glyphosate herbicide market will likely only be on an opportunistic basis; we have not factored this product into our future business plans. Second, on a more positive note, we have entered into an agreement with Bimeda, an established U.S.-based veterinary distribution company, to handle the marketing and distribution of our newly-approved pet vaccine product, subject to certain performance milestones.

In our Health Sciences business segment, the marketing of finished dosage form generic products is a major focus, propelled forward by our acquisition of the assets of Rising. With the Rising brand label we have expanded our distribution of pharmaceutical products to be inclusive of pharmaceutical intermediates, active ingredients and finished dosage form generics. Combining our finished dosage form, pharmaceutical intermediates, active ingredients and nutraceutical products, we have more than 110 products in the development stage. In addition, our expanded brand market capability has proven to be synergistic as more active pharmaceutical ingredients and intermediate opportunities are being brought to our attention due to our overall greater market presence and visibility.

In our Agricultural Protection Products business segment, the introduction of Glyphosate, though not a financial success, has raised our profile with distributors and end-users of pest control products. We believe that our overall agricultural business will be buoyed by this heightened awareness of the Company, as we continue to seek to introduce new generic products in the coming years.

Our Specialty Chemical business, largely a domestic undertaking historically, is now being expanded internationally. While our sales efforts in Europe are in their infancy, the international management structure now in place presents us with new opportunities for growth.

Overall, the vision and plans for the future arising from our strategic blueprint have been synchronized and are being acted upon and executed.

CLOSING

As shareholders in the Company, we too are disappointed with our share price performance this past fiscal year. We began the year trading at $ 5.73 per share and closed our fiscal year on June 30th at $6.71 per share, having reached a high of $9.47 on January 18th. We are focused on improving our earnings and the awareness of our Company within the investment community. We are always seeking new venues and opportunities to tell the Aceto story and share our vision for the Company’s future. We believe that ultimately it is our financial performance that will have the greatest impact on how we are truly perceived by the investment community.

The plans for your company are not short range in nature or design. They are meant to provide shareholders with long term value and sustainable top and bottom line growth.

Our appreciation, as always, goes out to all of our shareholders, employees, customers, suppliers and stakeholders for supporting our efforts in the past and into tomorrow. Allow me also to express my appreciation to all the members of our Board of Directors, who continue to be invaluable. We all continue to look forward to a more prosperous future together.

Sincerely,

Albert L. Eilender
Chairman of the Board and
Chief Executive Officer